Exhibit 99.1

For more information, contact:

Investors:

Corey Kinger

VP Investor Relations

212.601.7569

corey.kinger@ww.com

Media:

Joe Quenqua

Chief Communications Officer

212.601.7519

joe.quenqua@ww.com

WW International Provides Update on Strong Momentum in Digital Trends, Studio Reopening Plans, and Amended Revolving Credit Facility

•	Subscribers as of June 6, 2020 totaled 4.9 million, up 7% from June 8, 2019, consisting of 3.8 million Digital Subscribers and 1.1 million Studio + Digital Subscribers

•	Digital member signup trends accelerating since mid-April on a year-over-year weekly basis, driving Digital subscribers to an all-time high

•	Phased reopening of certain Studio locations now underway; anticipate approximately 400 Studios in the U.S. will be open by June 30

•	Increased revolving credit facility commitments to $175 million, adding financial flexibility

NEW YORK (June 15, 2020) – As WW International, Inc. (NASDAQ: WW) continues to advance its digital transformation, the Company today provided an update on recent membership trends and its Studio reopening plans, and announced added financial flexibility pursuant to an amendment to its revolving credit facility.

“We believe now more than ever, people need a trusted partner in health and wellness. WW is positioned to be that partner on a global scale. Our scientifically-backed approach continues to resonate with consumers around the world and we are seeing renewed momentum in member signups for our Digital offering – bringing Digital membership to an all-time high,” said Mindy Grossman, the Company’s President and CEO. “We are accelerating our digital transformation, focusing our strategy and resources to enhance the member experience and engagement by delivering a connected, digital, and deeply-human experience. Our recently concluded Oprah’s Your Life in Focus: A Vision Forward – Live Virtual Experience has led to over 3 million views, elevating our brand around the world for our members and consumers.”

Grossman continued, “In mid-March to ensure the health and safety of our Studio members and our Coaches, we proactively pivoted from in-person workshops to an entirely virtual experience. These Virtual Workshops have been well-received by our Studio members and have a 97% satisfaction rate. We will continue to offer Virtual Workshops in the current environment as many members embrace that experience to stay connected to their WW Coach and fellow members. In addition, we are on-track to launch Virtual Group Coaching later this year. This new offering will be digitally-enabled, community-focused and Coach-led, and an entirely new way to experience WW. Virtual Group Coaching will not only reflect the learnings from running Virtual Workshops at scale and our ongoing test pilots of the new offering, but also our 57 years of experience in creating community.”

“We are focused on the right priorities to maximize our current offerings while also innovating to drive future growth. Our Digital business has strong global momentum. We have started a phased reopening of Studio locations with health and safety being our top priority, and we expect to ramp up and have approximately 400 U.S. locations open by the end of June. While early feedback from Studio reopenings is encouraging, with our Studios having been closed since mid-March, we expect Studio member signups, fees and product sales to be pressured in the second quarter and well-below prior year levels,” said Nick Hotchkin, the Company’s CFO, Operating Officer, North America and President, Emerging Markets. “We believe our strong cash balance, our ability to generate cash, and full access to our undrawn revolving credit facility together provide significant flexibility to drive our priorities forward, regardless of the market environment.”

Q2 2020 Quarter-to-Date Trends

The Company had 4.9 million subscribers as of June 6, 2020, up 7% from June 8, 2019, consisting of 3.8 million Digital Subscribers and 1.1 million Studio + Digital Subscribers.

These subscriber levels reflect the following trends quarter-to-date in Q2 2020:

•

Starting in the middle of April 2020, Digital recruitment trends returned to growth on a weekly basis, compared to the prior year period. This weekly growth trend has accelerated since then and is now trending ahead of the weekly recruitment growth rates in the first quarter of fiscal 2019 prior to the escalation of COVID-19 in mid-March.

•	Driven by this increase in Digital recruitments, total global recruitments returned to growth on a weekly basis, beginning in the middle of May 2020, as compared to the prior year period.

•	The recruitment mix shift reflects the strength of the Company’s Digital business, with approximately 90% of recruits since mid-March coming from the Company’s Digital business.

•	The Studio + Digital business continues to experience significant declines in recruitment on a weekly basis as compared to the prior year period.

•	Member retention currently remains above ten months.

Due to these member trends, the Company anticipates Digital Subscription Revenues to increase as a percentage of the revenue mix in the second quarter as compared to the prior year period. Revenues from Studio subscriptions and in-Studio product sales continue to be pressured in the second quarter of 2020 due to the pause in in-person workshops; the decline in Studio-related revenues has been partially offset by strength in Digital subscriptions and eCommerce product sales.

The Company is confident in its strategy and actions to enhance the value of WW to members and non-members alike, and to best-position WW in both the immediate-term and for longer term growth opportunities with its award-winning digital platform. At the same time, the Company is focused on maintaining cost discipline and financial flexibility in order to respond to evolving business and consumer conditions, while ensuring its ability to continue to invest in building a digitally-enabled wellness ecosystem.

Amended Revolving Credit Facility

The Company has amended its revolving credit facility, increasing the commitments to $175 million from $150 million and raising the consolidated first lien net debt leverage ratio required by the financial maintenance covenant, together providing for significantly more flexible access to liquidity.

On June 5, 2020, WW fully repaid the loans outstanding on its revolver, which it previously drew down as a precautionary measure in light of the COVID-19 outbreak. Following this repayment, the Company had a strong cash balance of $127 million, as of June 5, 2020.

About WW International, Inc.

WW – Weight Watchers reimagined – is a global wellness company powered by the world’s leading commercial weight management program. We inspire millions of people to adopt healthy habits for real life. Through our engaging tech-enabled experience and face-to-face group workshops, members follow our livable and sustainable program of healthy eating, physical activity, and a helpful mindset. Leveraging more than five decades of experience in building inspired communities and our deep expertise in behavioral science, we aim to democratize wellness and to deliver wellness for all. To learn more about the WW approach to healthy living, please visit ww.com. For more information about our global business, visit our corporate website at corporate.ww.com.

This news release includes “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, revenue and earnings guidance and any statements about the Company’s plans, strategies and prospects and the impact of the COVID-19 virus. The Company generally uses the words “may,” “will,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” “intend,” “aim” and similar expressions in this news release to identify forward-looking statements. The Company bases these forward-looking statements on its current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things: the impact of the global outbreak of the COVID-19 virus on the Company’s business and on the business environment and markets in which the Company operates; competition from other weight management and wellness industry participants or the development of more effective or more favorably perceived weight management methods; the Company’s ability to continue to develop new, innovative services and products and enhance its existing services and products or the failure of its services, products or brands to continue to appeal to the market, or the Company’s ability to successfully expand into new channels of distribution or respond to consumer trends; the ability to successfully implement new strategic initiatives, including the Company’s strategic digital transformation; the effectiveness of the Company’s advertising and marketing programs, including the strength of its social media presence; the impact on the Company’s reputation of actions taken by its franchisees, licensees, suppliers and other partners; the impact of the Company’s substantial amount of debt, debt service obligations and debt covenants, and the Company’s exposure to variable rate indebtedness; the ability to generate sufficient cash to service the Company’s debt and satisfy its other liquidity requirements; uncertainties regarding the satisfactory operation of the Company’s technology or systems; the impact of data security breaches or privacy concerns, including the costs of compliance with evolving privacy laws and regulations; the recognition of asset impairment charges; the loss of key personnel, strategic partners or consultants or failure to effectively manage and motivate the Company’s workforce; the inability to renew certain of the Company’s licenses, or the inability to do so on terms that are favorable to the Company; the expiration or early termination by the Company of leases; risks and uncertainties associated with the Company’s international operations, including regulatory, economic, political, social, intellectual property and foreign currency risks; uncertainties related to a downturn in general economic conditions or consumer confidence; the Company’s ability to successfully make acquisitions or enter into joint ventures, including its ability to successfully integrate, operate or realize the anticipated benefits of such businesses; the seasonal nature of the Company’s business; the impact of events that discourage or impede people from gathering with others or accessing resources; the Company’s ability to enforce its intellectual property rights both domestically and internationally, as well as the impact of its involvement in any claims related to intellectual property rights; the outcomes of litigation or regulatory actions; the impact of existing and future laws and regulations; the Company’s failure to maintain effective internal control over financial reporting; the possibility that the interests of Artal Group S.A., the largest holder of the Company’s common stock and a shareholder with significant influence over the Company, will conflict with the Company’s interests or the interests of other holders of the Company’s common stock; the impact that the sale of substantial amounts of the Company’s common stock by existing large shareholders, or the perception that such sales could occur, could have on the market price of the Company’s common stock; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission. You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein, could cause the Company’s results to differ materially from those expressed or suggested in any forward-looking statement. Except as required by law, the Company does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available on the SEC’s EDGAR database at www.sec.gov and via the Company’s website at corporate.ww.com).